UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☑   Definitive Additional Materials
☐   Soliciting Material Pursuant to § 240.14a-12

VITACOST.COM INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑   No fee required.

☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On or about June 4, 2010, Vitacost.com Inc. caused the following letter to be mailed to its stockholders.

DON’T LET DISSIDENT STOCKHOLDER GREAT HILL
CHANGE CONTROL OF YOUR BOARD OF DIRECTORS

VOTE THE  ENCLOSED GOLD CARD TODAY

Dear Vitacost.com Stockholder:

By now you have probably received consent solicitation materials from dissident stockholder Great Hill Equity Partners IV, L.P. and certain of its affiliates (“Great Hill”) soliciting your written consent to allow it to change control of your Board of Directors – without providing you with any payment whatsoever, without offering you any specific plan to implement your company’s growth and expansion strategy, without any plan to support your current management team, and by installing up to four insurgent directors with no board experience in the health and wellness products industry.

DO NOT ALLOW GREAT HILL TO SUCCEED!

We urge you to reject Great Hill’s dissident proposals and discard the white consent card you received.  If you previously signed a white consent card, you can revoke that consent and support your Board by completing and sending back today the enclosed GOLD consent revocation card.  Only your latest-dated vote will count.

Your vote is very important!  As you consider your choice, please ask yourself the following questions:

Q.           IS THERE ANY CERTAIN VALUE THAT GREAT HILL IS OFFERING YOU IN RETURN FOR CONTROL OF YOUR BOARD?

A.           NO!

•
Great Hill is not making any payment to you whatsoever or offering any economic transaction in connection with its intention to change control of your Board.  Yet, if you consent to the removal of four of your current directors and to filling those vacancies with Great Hill’s four insurgent nominees, you will have turned over control of your Board to Great Hill’s nominees.  If this happens, these insurgent directors would have the ability, if acting together, to make all future decisions of your Board.

•
In its consent solicitation statement, Great Hill fails to disclose any specific business or strategic operating plan to enhance Vitacost.com’s future financial performance and the value of your common stock investment.

•	In fact, by its own admission, neither Great Hill nor its insurgent director-nominees have any specific plans to implement the company’s growth and expansion or to support your current management.

Q.           WHY WERE VITACOST.COM AND GREAT HILL UNABLE TO REACH AN UNDERSTANDING TO AVOID THIS EXPENSIVE, TIME-CONSUMING AND DISTRACTING FIGHT?

A.           When we were approached by Great Hill in March 2010 about its intention to purchase shares of common stock from the company’s co-founder and certain other stockholders, we engaged in discussions to determine if an agreement could be reached involving minority board representation and certain transfer, voting and standstill restrictions to protect the interests of the company’s other stockholders. These discussions were unproductive because Great Hill insisted on the ability to buy up to 30% of our outstanding common stock, with minimal or no restrictions, and it further insisted on obtaining majority control of your Board.

We  also offered Great Hill an opportunity to work with the company to identify several new experienced, qualified and independent director candidates to replace several members of your current Board.

Great Hill declined our offers!

We even invited Great Hill to present to your Board and to management a business or operating plan, and to meet with your Board to explain its specific plans to enhance stockholder value and to present its nominees for interview and evaluation by the Nominating/Corporate Governance Committee and your full Board.

Great Hill declined our invitations!

Q.           WHY DOES YOUR BOARD BELIEVE YOU SHOULD REJECT GREAT HILL’S ACTIONS?

A.           Your Board believes that Great Hill’s consent solicitation is not in your best interests.  If you vote for Great Hill’s proposals:

•
You will be handing control of your Board to a 19.7% stockholder who has admitted that neither it nor its insurgent director-nominees have any specific plans for your company’s future or how to enhance the value of your investment.

•	You will enable all future decisions of your Board to be made by insurgent director-nominees who have no industry experience in health and wellness products.

•
As the company’s largest stockholder, Great Hill may have interests different from, and in direct conflict with, the best interests of all of the company’s stockholders.  According to Great Hill’s consent solicitation statement:  “It is possible that circumstances may arise in which the interests of Great Hill, on the one hand, and the interests of other stockholders of the company, on the other hand, may differ.  In any such case, Great Hill expects the nominees to fully discharge their obligations to the company and its stockholders under Delaware law.”

•	You will enable Great Hill to effect a change-in-control of your Board without making any payment whatsoever to all of the company’s stockholders.

YOUR BOARD IS COMMITTED TO THE LONG-TERM GROWTH AND SUCCESS OF VITACOST.COM AND TO ENHANCING VALUE FOR ALL STOCKHOLDERS.

Although we are not even one year into our public company lifecycle and we have faced some short-term disappointments, your Board is taking proactive steps to help position the company for growth and continued profitability.  Unlike Great Hill, we have a strategic business plan that we have been executing.

OUR OWN PLAN TO IMPROVE THE EXPERTISE, EXPERIENCE AND DIVERSITY OF YOUR BOARD

•
As we announced previously, prior to Great Hill’s nomination of its director candidates, your Board engaged an independent executive search and consulting firm to help identify, evaluate and ultimately submit for election at the company’s 2010 annual meeting of stockholders, several new, experienced, qualified and independent individuals to replace several members of your current Board.

•
While this process is not yet complete, we have narrowed the field to several candidates whom your Board believes would greatly enhance the depth, diversity and experience of your Board.  We expect to complete this process by the end of June and to propose the Board’s nominees for election at the company’s upcoming 2010 annual meeting of stockholders.

•
In view of the proximity of Great Hill’s dissident consent solicitation campaign to the Company’s upcoming 2010 annual meeting of stockholders, your current Board asks you to allow it the time to complete its own orderly and thoughtful Board recomposition process so that you will be able to vote on a fully informed basis with the benefit of first reviewing the alternative slates of directors.

OUR PLAN TO IMPROVE THE COMPANY’S OPERATIONS

Your Board and management are continuing to focus on improving operations.

•
Our new 155,000 square foot distribution center in Las Vegas, Nevada is now open for business.  We believe that the new, automated technologies in this new distribution center will materially improve productivity, create efficiencies and support the company’s continued growth.

•
We recently announced the groundbreaking for the expansion our East Coast manufacturing and distribution facility in Lexington, North Carolina.  We will add 113,000 square feet to our existing facility, increasing the square footage to roughly 225,000.  We will equip the facility with new state-of-the-art A-Frame technology that will allow us to double the number of orders processed from approximately 500 an hour currently to 1,000 per hour.

•
To correct the short-term manufacturing logistics situation we experienced in the first quarter of 2010, we are improving technology related to our order processing system, making significant changes in staffing at the manufacturing facility and increasing oversight by management into the manufacturing facility.  At this time, out of stocks have been reduced by more than 70%.

We believe that these actions taken by your Board and management team will help position Vitacost.com for long-term growth and improved profitability, and should yield significant future benefits to all of our stockholders.

Q.           WHAT DOES YOUR BOARD RECOMMEND?

A.           We urge you not to give your written consent to Great Hill’s proposals, and recommend that you instead permit your current Board and management an opportunity to put into action and achieve the goals set forth in our strategic business plan and our orderly plan to thoughtfully recompose the Board with several new, experienced, qualified and independent individuals.  Remember – you will have the opportunity to vote on all directors nominees at the 2010 annual meeting of stockholders.

WE BELIEVE THAT NOW IS NOT THE RIGHT TIME TO DELIVER CONTROL OF YOUR BOARD INTO THE HANDS OF GREAT HILL’S DIRECTOR NOMINEES

Do NOT sign or submit Great Hill’s white consent card.  However, if you have already signed and submitted a white consent card, you may revoke that consent by immediately marking, signing, dating and mailing the enclosed GOLD Consent Revocation Card.  Only your latest-dated vote will count.

Finally, if you have not signed or submitted Great Hill’s white consent card, you can show your support for your Board by marking, signing, dating and mailing the enclosed GOLD Consent Revocation Card.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS VERY IMPORTANT.  PLEASE ACT TODAY.

Thank you for your continued support.

Very truly yours,
Ira P. Kerker
Chief Executive Officer

If you have any questions about revoking any consent you may have previously given, or if you require assistance, please contact the company’s consent revocation solicitor:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll Free: (800) 591-8269
Email: proxyinfo@altmangroup.com
Facsimile: (201) 460-0050

4